Exhibit 5.1

By email	Campbells Legal (BVI) Limited
Floor 4 Banco Popular Building
Road Town, Tortola
British Virgin Islands

Dogness (International) Corporation	D +1 345 914 5845
Tongsha Industrial Estate, East District	T +1 345 949 2648
Dongguan, Guangdong 523217	E drussell@campbellslegal.com
People’s Republic of China

campbellslegal.com

Our Ref: DPM/17011-28996
Your Ref:

CAYMAN | BVI | HONG KONG

24 February 2022

Dear Sirs

Dogness (International) Corporation (the “Company”)

We are British Virgin Islands counsel to the Company in connection with the offering of an aggregate of 1,966,251 Class A common shares (the “Registered Shares”), par value $0.002 per share (each a “Common Share”) pursuant to a Securities Purchase Agreement, dated 22 February 2022 (the “Purchase Agreement”), (as well as a Registration Statement on Form F-3 (file number 333-229505) (“Registration Statement”) that was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on 13 February 2019, the statutory prospectus included in the Registration Statement (the “Prospectus”), and the prospectus supplement dated 22 February 2022 (the “Prospectus Supplement”) filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement, including the Prospectus, as supplemented from time to time by one or more Prospectus Supplements, will provide for the registration by the Company of:

i.	Common Shares;

on terms to be determined at the time of offering thereof and a form of each of which will be filed as an exhibit to the Registration Statement at such time. The securities referred to in foregoing clause (i) are referred to herein as the “Securities.” The public offering price of the securities being registered in this offering will be US $2.88 per share.

For the purposes of giving this opinion, we have examined the Corporate Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the British Virgin Islands:

1.	The securities have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Securities Purchase Agreement, will be validly issued, fully paid and nonassessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members (shareholders).

Our opinion in paragraph 1 above is subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability.

It is understood that this opinion is to be used only in connection with the offer and sale of the Registered Shares while the Registration Statement is in effect.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement (as an exhibit to a Report of Foreign Private Issuer on Form 6-K that is incorporated by reference in the Registration Statement) and to the use of our name under the caption “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

[/s/ Campbells]

Campbells Legal (BVI) Limited

Schedule 1

List of Documents and Records Examined

1)	Copies of the Certificate of Incorporation (“COI”) and Memorandum and Articles of Association (“M&A”) of the Company obtained from the Registry of Corporate Affairs on 22 February 2022;

2)	Copies of the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 22 February 2022;

3)	A copy of the Company’s registered agent’s certificate, provided by the Company’s registered agent on 4 February 2022;

4)	A copy of the unanimous written consent of the board of directors of the Company dated 15 July 2021, 6 February 2022 and 22 February 2022 approving and authorising the registration of the Securities to be effected by the filing of the Registration Statement;

5)	A copy of the certificate of Good Standing dated 23 February 2022 in respect of the Company issued by the Registrar of Corporate Affairs (the “Certificate of Good Standing”);

6)	A Director’s Certificate dated 22 February 2022;

(1 – 6 above are the “Corporate Documents”) and

7)	A copy of the Registration Statement;

The Corporate Documents and the Registration Statement are collectively referred to in this opinion as the “Documents”.

8)	A copy of the Securities Purchase Agreement dated 22, February 2022; and

9)	A copy of the Placement Agency Agreement dated 22, February 2022.

Schedule 2

Assumptions

1	The Company will duly execute and deliver the Documents in the form of the drafts provided to us for review.

2	All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies.

3	All matters required by law to be recorded in the Corporate Documents are so recorded, and that all corporate certificates, documents and records which we have reviewed are accurate and complete, and that all facts expressed in or implied thereby are accurate and complete as at the date of this opinion.

4	Save for the Documents provided to us, there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents.

Schedule 3

Qualifications

1	Records reviewed by us may not be complete for various reasons. In particular you should note that:

(a)	failure to file notice of appointment of a receiver with the Registry of Corporate Affairs does not invalidate the receivership but merely gives rise to penalties on the part of the receiver;

(b)	a liquidator of a British Virgin Islands company has 14 days after their appointment within which they must file notice of their appointment at the Registry of Corporate Affairs; and

(c)	although amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed, and accordingly our searches would not indicate such issues.

2	We express no opinion in relation to provisions making reference to foreign statutes in the Documents.

3

This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion.

4	To maintain the Company in good standing under the laws of the British Virgin Islands, annual licence fees must be paid to the Registrar of Corporate Affairs , and an annual filing must be submitted to the International Tax Authority of the British Virgin Islands in accordance with the Economic Substance (Companies and Limited Partnerships) Act 2018 (as amended).